EXHIBIT 99.1

STURM, RUGER & CO., INC. SOUTHPORT, CONNECTICUT 06890 U.S.A.

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. NAMES

C. MICHAEL JACOBI CHAIRMAN OF THE BOARD

SOUTHPORT, CONNECTICUT, April 29, 2010—Sturm, Ruger & Company, Inc. (NYSE-RGR) is pleased to announce the appointment of C. Michael Jacobi as the Chairman of its Board of Directors.  Mr. Jacobi replaces former Chairman of the Board Vice Admiral James E. Service, U.S. Navy (ret.) who will remain on the Board as its Chairman Emeritus.

Mr. Jacobi has been a member of the Board of Directors since 2006 and had served as the Chairman of the Audit Committee of the Board of Directors since 2008.  Phillip C. Widman was appointed to replace Mr. Jacobi as the Chairman of the Audit Committee.

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market.  Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations.  Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.